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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials


                      Netlive Communications Inc.
          -------------------------------------------------------------
         (Name of Registrant as Specified in its Charter)


         --------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11


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CONTACT:
MacKenzie Partners, Inc.
Mr. Larry Dennedy  (212) - 929 - 5239

FOR IMMEDIATE RELEASE:


          NETLIVE COMMUNICATIONS VOWS TO RESIST CONSENT SOLICITATION.

     NETLIVE PRESIDENT SAYS FORCED MERGER WITH ZODIAC, A "900 #" COMPANY,
                 IS NOT IN THE BEST INTERESTS OF SHAREHOLDERS.

New York, NY., March 7, 1997 - NetLive Communications, Inc. (NASDAQ: NETL) announced today that it would vigorously resist efforts by its former underwriter, May Davis Group, Inc. to replace NetLive's board of directors through a consent solicitation.

NetLive President, Laurence Rosen, said the consent solicitation was part of a continuing effort by May Davis to force NetLive into a back door acquisition by the Zodiac Group, Inc. He stated, "The Zodiac deal would completely change the character of the company. That's not in the best interests of shareholders, and it's not what investors signed on for when they bought the company's stock in the public offering last August."

The team of advisors that the NetLive board has assembled for the consent solicitation contest includes: the law firm of Esanu Katsky Korins & Siger; the law firm of Howard, Darby & Levin; and the law firm of Richards, Layton & Finger; as well as proxy solicitation and investor relations firm, MacKenzie Partners, Inc.

NetLive also announced that it intends to commence legal action against May Davis and certain of its associates.

NetLive stated that prior to receipt of notice of the May Davis consent solicitation, the NetLive board instituted a stock award plan for employees who are not directors of the Company in order to strengthen the Company's ability to retain current employees and to attract new ones. In connection with the stock award plan, the Company has issued 300,000 shares which will be voted by an independent trustee.

NetLive Communications, Inc. is an Internet company dedicated to providing advanced video call center solutions to businesses and to furnishing entertainment, education, and counseling content to consumers over such systems. NetLive's unique video call centers allow businesses to provide customized web content, sales support and product information directly to consumers' desktops.





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CERTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY

The directors of the company are Laurence Rosen, Jeffrey Wolf, Michael Kharitonov, Ross Glatzer, and John E. Meier. Other participants in the revocation solicitation are Andrew Schwartz, the Company's Vice President of Business Development, and Derrick Chen, Director of Strategic Relationships. Mr. Rosen owns of 348,250 Shares of the Company's common stock ("Shares") and has been granted an aggregate of 330,648 vested and unvested options to purchase Shares ("Options"), Mr. Wolf owns 341,553 Shares and has been granted an aggregate of 159,083 Options, Mr. Kharitonov owns 266,210 Shares and has been granted an aggregate of 190,161 Options, Mr. Glatzer and Mr. Meier each have been granted 15,000 Options and Mr. Schwartz owns 90,412 Shares and has been granted an aggregate of 75,000 Options. Mr. Chen does not own any Shares and has not been granted any Options.



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